Exhibit 10.4

English Translation of
Amendment to the Equity Transfer Agreement

Parties

Party A:

  Fan Shaowen, Chinese National ID Number: 51010319530317097X
  Address: 10 University Road, Building 7, Unit 2, #5, Wuhou District, Chendu

  Chen Aimin, Chinese National ID Number: 510103195503280962
  Address: 9 Guanghua Street, Unit 2, #7, Jinjiang District, Chendu

  Chen Aiguo, Chinese National ID Number: 510202195304160027
  Address: 11 Linshi Xiang, #5 (1-2), Yuzhong District, Chongqing

  Yang Gang, Chinese National ID Number: 512901196405130415
  Address: 16 Guojiaqiaozheng Street, Building 1, 9th Floor, #4, Wuhou District, Chendu

Party B:

  LOGIC EXPRESS LTD ("Logic")
  Address: Drake Chambers, Road Town, Tortola, British Virgin Islands
  Authorized Representative: Zhao Chaoming, Chief Executive Officer

Party C: Chongqing Dalin Biologic Technology Co., Ltd (hereinafter "Party C")

Address: Room 1-2 Unit 5 No 11 Lingshi Street Yuzhong District Chongqing
Legal Representative: Fan Shaowen, Chairman of the Board

WHEREAS on September 26, 2008, Logic entered into an equity transfer agreement (the "Equity Transfer Agreement") with Party C.

NOW THEREFORE the Parties to this Amendment, through amicable consultation based on the principle of mutual cooperation and benefit, in order to further specify the rights and obligations of the Parties and to ensure a successful and smooth equity transfer registration (the "Registration") with the Administration of Industry and Commerce ("AIC"), hereby agree as follows:

I.

Section 1-2.1 of the Equity Transfer Agreement reads,

"Both Parties agree that Party A must not, prior to such equity transfer is registered with local AIC, distribute in name of Party C the undistributed profits (including the as-audited undistributed profits in Qianfeng Co as of June 30, 2008 (as shown in the Audit Report Su Gong S[2008]E7037, which is attached as Exhibit I)) to which Party C is entitled from Qianfeng Co., and such undistributed profits should remain with Qianfeng Co. and be enjoyed by Party C after such equity transfer."

The section is now amended as below,

"The undistributed profits as of September 30, 2008 should remain with Qianfeng and be distributed to the post-Equity Transfer shareholders of Party C. The net income generated by Qianfeng between October 1, 2008 and December 31, 2008 shall be distributed to the pre-Equity Transfer shareholders of Party C. The amounts shall be calculated on the basis of the audited results acceptable to the parties."

II.

Section 1-2.2 of the Equity Transfer Agreement reads:

"Should Party B fail to pay off 90% of the transfer price for such equity transfer prior to December 31, 2008, Party A and Party B will distribute the profits, to which Party C is entitled in Qianfeng Co., in proportion to the actual transfer price paid by Party B during the period from July 1, 2008 to the date when the aforementioned price is paid off; namely, Party B will be entitled to the profits at a ratio that is 90% of the proportion of its actual payment of the transfer price and Party A will be entitled to the remaining profits."

The section is now amended as below:

"Should Party B pay 90% of the Transfer Price on or before March 31, 2009, the post-Equity Transfer shareholders of Party C shall be entitled to Party C's share of profits generated by Qianfeng after January 1, 2009. Should Party B fail to pay 90% of the Transfer Price on or before March 31, 2009, Party C's share of profits in Qianfeng (the "Undistributed Profits") between January 1, 2009 and the date Party B pays off 90% of the Transfer Price shall be distributed to Party A and Party B on a pro rata basis (determined by the proportions of Party A and Party B's equity interest in Party C in connection with Party B's actual payment toward the Transfer Price). Namely, Party B shall be entitled to the Undistributed Profits multiplied by 90% of the percentage of Party B's actual payment of the Transfer Price. Party A will be entitled to the remaining profits. When Party B pays off 90% of the Transfer Price, Party C's share of profits in Qianfeng shall be distributed to the post-Equity Transfer shareholders of Party C."

III.

Section 1-4.2 of the Equity Transfer Agreement reads:

"Within 10 working days of the completion of due diligence by Party B, Party B should pay Party A 50% of the transfer price, namely RMB 83,390,000 as the second installment."

The section is now amended as below,

"After the execution of this Amendment and within 3 working days after Party B receives the payment instruction from Party A, Party B shall pay Party A 50% of the Transfer Price, namely RMB 83,390,000 as the second installment."

IV.

 Section 1-4.3 of the Equity Transfer Agreement reads:

"Within 10 working days of the registration with the AIC of such 90% equity interests in Party C previously held by Party A under the name of Party B, Party B should pay Party A 40% of the transfer price in amount of RMB 77,760,000."

The section is now amended as below:

"Within 10 working days after the completion of the Registration of the 90% equity interest in Party C under the name of Party B or under the name of a company designated by Party B, Party B shall pay Party A 40% of the transfer price in amount of RMB 77,760,000."

V.

Pursuant to the Equity Transfer Agreement, Party B designated Logic Holdings (Hong Kong) Limited as the assignee to register the 90% equity interest in Party C previously held by Party A. To ensure smooth transfer and registration, Party A and Party B agree that Party A and Logic Holdings (Hong Kong) Limited will enter into a separate equity transfer agreement. This agreement will be entered for the sole purpose of equity transfer registration. Party A and Party B shall only execute the Equity Transfer Agreement and this Amendment.

VI.

Party A warrants that Qianfeng's board shall have seven (7) directors, and Zou Shutang, Jiang Yongzhong, Chen Aimin and Yang Gang from Party C will be directors. Party A further warrants that A) after the execution of this Amendment, the two directors of Qianfeng, Zou Shutang and Jiang Yongzhong, shall immediately authorize Chen Aimin and Yang Gang, respectively, on their behalf, to exercise all their rights empowered by the board of Qianfeng. The authorization shall remain effective until Zou Shutang and Jiang Yongzhong' directorship expire and the authorization is irrevocable; B) after Party B pays the second installment pursuant to Section 1.4.2 of the Equity Transfer Agreement, Chen Aimin and Yang Gang shall, at the request of Party B, exercise their rights and obligations in the board of Qianfeng as well as the rights authorized by Zou Shutang and Jiang Yongzhong; and C) after Party B pays the second installment pursuant to Section 1.4.2 of the Equity Transfer Agreement, Party C shall promptly propose to Qianfeng to hold a shareholders' meeting to elect the above-mentioned four directors recommended by Party B to serve on Qianfeng's board.

VII.

Party B will pledge its 82.76% equity interest ownership in Shandong Taibang Biological Products, Co. Ltd. to Party A as a guarantee for Party B and Logic Holdings (Hong Kong) Limited to fulfill their obligations under the Equity Transfer Agreement and this Amendment. Prior to the registration of Party C's equity interest by Party B, Party B shall enter into an equity interest pledge agreement with Party B and provide Party A with all required documents for the pledge and related registration.

This Amendment shall be executed in six copies with two copies for each of Party A, Party B and Party C. This Amendment shall be effective and legally binding upon execution.

This Amendment has been duly executed on December 12, 2008 in the city of Guiyang, Guizhou, PRC.

The parties hereby execute and attach seals as follows:

Party A:

/s/ FAN Shaowen

/s/ CHEN Aimin

/s/ CHEN Aiguo

/s/ YANG Gang

Party B: LOGIC EXPRESS LTD

Representative: /s/ Chao Mingzhao

Party C:

Legal Representative (Authorized Representative):

/s/ FAN Shaowen

(Seal of Chongqing Dalin Biologic Technology Co., Ltd Attached)